Exhibit 99.1

For Release:	November 30, 2005

Media Contacts:	Bethany Sherman, NASDAQ
212.401.8714
Silvia Davi, NASDAQ
646.441.5014

NASDAQ Announces Resignation of Steve Randich

New York, N.Y. —The Nasdaq Stock Market, Inc. (“NASDAQ®”; NASDAQ: NDAQ) announced today that it has been informed by Steve Randich, Executive Vice President Operations and Technology and Chief Information Officer, of his decision to leave the company effective December 9. Mr. Randich has accepted the position of Chief Information Officer, Corporate and Investment Banking, at Citigroup. NASDAQ Senior Vice President Anna M. Ewing will take on Mr. Randich’s responsibilities.

“Steve has made many significant contributions to NASDAQ over the last five years,” said Bob Greifeld, president and chief executive officer of The Nasdaq Stock Market. “I am particularly grateful for Steve’s work over the course of my tenure, which has included the development of NASDAQ’s aggressive technology roadmap; the retirement of legacy systems; the quick and smooth integration of the Brut ECN, the rollout of our Opening and Closing Crosses; work on the INET transaction, and most importantly, significantly improving the efficiency, speed and quality of our market.”

Randich joined NASDAQ in 2000 as chief technology officer and in 2001 was appointed chief information officer, responsible for all technology development and data center and network operations.

About NASDAQ

NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom at www.nasdaq.com/newsroom/.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The NASDAQ Stock Market, Inc. (“NASDAQ”) cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Such forward-looking statements include projections which have not been reviewed by independent auditors of NASDAQ. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ’s control. These factors include, but are not limited to, NASDAQ’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change and do not include results of INET and are subject to change if the INET transaction is consummated. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NASDAQ that the projections will prove to be correct. We undertake no obligation to release any revisions to any forward-looking statements.